EXHIBIT 10.10

Lease Contract

Landlord: (hereinafter referred to as Party A)	Qiu Milan
Tenant: (hereinafter referred to as Party B)	Shenzhen Shouguan Investment Co., Ltd.

In accordance to the Contract Law of China, Urban Housing Management Law of China and Regulations of Shenzhen Special Economic Zone on Lease of Houses, Party A and B have reached an agreement through friendly negotiation to conclude the lease contract as follow:

1.
Party A shall lease to Party B the premises and attached facilities (“the Premises”) owned by Party A, which is located at 3207, New World Center, Yitian Road 6009, Futian District, Shenzhen, China. The area of the premises is 237.53 square meters.

2.	The rent of the Premises shall be RMB23,765 per month.

3.	Party B shall pay an initial rent of RMB23,765 before February 13, 2009.

4.	Party B shall pay a monthly rent before the 15th day of each month. Party A shall issue an invoice to Party B upon receiving the rent.

5.	The term of this lease shall be from March 1, 2009 to March 1, 2011.

6.	Purpose of the Premises: Office use

7.	Party A shall be obliged to handle all required procedures before March 1, 2009 and shall deliver the premises to Party B.

8.	Party B shall pay Party A a rental deposit equivalent to 2 months rent totally RMB47,530. Party A shall issue an invoice Party B upon receiving the deposit.

9.
During the lease period, Party A shall pay the land use fee, tax expenses, management fee and stamp duty related to the Premises whereas Party B shall pay the utilities bills, sewage fee, property management fee, internet charge, central air conditioning and maintenance fee, etc.

10.	Obligations of Party A
1) Party A shall provide the Premises and attached facilities on schedule to Party B

2) In case the Premises and related facilities suffer from any damages or defects owning to normal and natural wear and tear, inherent quality issues or “Act of God” accidents, Party A shall be responsible for the repair and associated costs.

3) Party A shall guarantee the lease right of the Premises. In case of any ownership transfer

11.
in whole or in part or any other incidents that affect the right of lease by party B, Party A shall be obliged to notify Party B in written form and shall guarantee that the new owner, and other associated third parties shall continue to be bounded by the terms of this contract.

12.	Obligations of Party B
1) Party B shall pay the rent and the deposit on time.
2) Party B shall not transfer the lease of the Premises or sublease without the approval from Party A. Party B shall take good care of the Premises.
3) Party B shall use the premises lawfully according to this contract without changing the nature of the Premises.

13.	Termination or Change of the Contract
The contract shall be allowed to terminate or change under one of the following conditions:
1)	Force Majeure
2)	Property being acquired or removed by the Government
3)	Both parties reach a termination agreement.

14.	Party A shall have the right to retain the deposit under the following conditions:
1)	Party B delays the rental payment for more than 15 days upon the execution of this contract.
2)	Party B delays to pay the related fees amounted to RMB20,000.
3)
15.	Party B shall have the right to request double refund of deposit under the following conditions:
1)	Party A delays the transfer of the Premises for more than 15 days.
2)	Party A fails to fulfill the responsibility of maintaining the Premises in good condition.
3)	Party A reconstructs or decorates the Premises without permission of Party B.

16.	Upon termination of this contract, Party B shall return the Premises within 3 days.

17.	Party B shall notify Party A one (1) month in advance to renew the lease upon its termination.

PARTY A:	Qiu Milan
Legal/Authorized Representative: (signed and sealed)
/s/ Qiu Milan
Name: Qiu Milan
Title: Director
Date: February 13, 2009

PARTY B:	Shenzhen Shouguan Investment Co., Ltd.
Legal/Authorized Representative: (signed and sealed)
/s/ Feize Zhang
Name: Feize Zhang
Title: Director
Date：February 13, 2009